Exhibit 99.1

LogicMark, Inc. Announces Strong Fourth Quarter and Full Year 2025 Results

Quarterly Revenue Surges 36% as Gross Margin Expands to 69.8%

Louisville, KY, March 25, 2026-- LogicMark, Inc. (OTC: LGMK) (the “Company”), a provider of personal safety and emergency response systems (PERS), health communications devices, and technology for the growing care and safety economy, today announced financial and operational results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Financial Highlights

●	Revenue: Fourth-quarter revenue increased 36% to $3.1 million. Full-year revenue increased 15% to $11.4 million. Revenue has increased year-over-year in six of the last seven quarters.

●	Gross margin: Fourth quarter gross margin increased to 69.8%. Full-year gross margin remained strong at 66.8%.

●	Operating expenses: Fourth quarter operating expenses increased modestly by $0.1 million, or 3%, compared with the prior-year period. Full-year operating expenses increased by $1.2 million, or approximately 9%.

●	Cash and investments: $9.5 million at December 31, 2025, with no long-term debt.

Operational Highlights for 2025

●	Continued expanding position in the growing personal emergency response and connected-care market, supported by favorable trends in aging in place, at-home care, and data-driven health monitoring.

●	Advanced a differentiated portfolio of features and new service offerings, including no-fee monthly options, mobile-monitored, as well as mobile-first emergency button products.

●	Furthered the Company’s strategy of moving from reactive alerting toward proactive, predictive care through AI, machine learning, IoT, and CPaaS-enabled capabilities.

●	Expanded across healthcare, government, consumer, reseller, and B2B channels, supported by longstanding Veterans Health Administration (VHA) relationships and a renewed five-year GSA contract.

1	| P a g e

Chia-Lin Simmons, Chief Executive Officer of LogicMark, stated, “2025 was a year of progress as we turned product innovation into measurable financial gains. These results show continued momentum across our main product lineup, strong gross margins, and a healthy balance sheet that supports our growth aspirations.

In 2026, we will continue to focus on expanding distribution across healthcare, government, B2B, and consumer channels. We recently renewed our GSA contract, enhancing our access to federal procurement opportunities and supporting our longstanding partnership with the VHA. Together, we broaden our reach among veterans and other individuals served through government-supported care programs.

LogicMark is enhancing its platform to enable more proactive, data-driven care through two new solutions in the product pipeline. The first is a wearable watch expected to launch in the third quarter. Second, we are beta testing a connected-home hub that integrates predictive cloud services, caregiving apps, and AI-powered fall detection without requiring a wearable device. The system can connect with other AI and environmental sensors to help support aging at home with safety and grace.

These innovative solutions complement our growing product portfolio, such as the Freedom Alert Max, launched last year. This new device incorporates enhanced health-tracking features, including medication reminders, activity monitoring, and caregiver-focused tools designed to improve engagement, safety, and independence.

Our investments continue to deepen customer engagement and broaden our revenue mix. With an expanded sales and business development team and multiple monetization pathways, including licensing of our vast IP portfolio, we believe LogicMark is well-positioned to drive revenue growth, improve profitability, and deliver meaningful impact within the growing Care Economy,” concluded Ms. Simmons.

Fourth Quarter 2025 Results

Revenue for the fourth quarter ended December 31, 2025, was $3.1 million, up 36% compared with $2.2 million of revenue for the same period last year. The primary reason for the increase in revenue was continued strong sales of the Freedom Alert Mini units launched in 2024 and the recently upgraded Guardian Alert 911 Plus.

Gross profit in the fourth quarter improved 43% to $2.1 million, up from $1.5 million in the same quarter last year. Gross margin strengthened to 69.8% from 66.3% in the prior-year period, reflecting a favorable product mix.

2	| P a g e

Total operating expenses were $3.8 million in the fourth quarter of 2025, up from $3.7 million in the fourth quarter of 2024. This increase primarily reflects higher selling and marketing expenses to support sales growth, partially offset by lower general and administrative costs.

Net loss for the fourth quarter was $1.6 million, improving from the $3.7 million net loss in the prior-year period. On a fully diluted per share basis, loss per share was $1.96 compared with $1,349.73 for the same period in the prior year. The per-share figures reflect the impact of the reverse stock split completed in October 2025, which required a retroactive adjustment to prior-period share counts.

At the end of the fourth quarter of 2025, the Company reported cash and investments of $9.5 million and no long-term debt.

Full Year 2025 Results

Revenue for the year ended December 31, 2025, was $11.4 million, up 15% from $9.9 million for the same period last year. Higher sales to the VHA primarily drove the revenue increase.

Yearly gross profit improved 15% to $7.6 million, up from $6.6 million in the prior-year period. Gross margin remained strong at 66.8% year-over-year. The improvement in gross profit was driven by higher sales volume.

Total operating expenses for the full-year 2025 were $15.5 million, up from $14.3 million in the prior-year period. Higher selling and marketing expenses, including increased compensation costs for the sales team and recruitment costs for new sales leaders, caused the rise in operating expenses. During the year, the Company also experienced higher legal fees, and increased consulting expenses related to the relocation of certain contract manufacturing from China to Taiwan, which were partly offset by lower advertising expenses.

Net loss for the year was $7.5 million, improving from $9.0 million in the prior-year period. Net loss attributable to common and participating preferred stockholders was $7.8 million, or $13.06 per basic and diluted share, compared with $9.3 million, or $10,971.40 per basic and diluted share, in the prior-year period.

The per-share figures reflect the impact of the reverse stock split completed in October 2025, which required a retroactive adjustment to prior-period share counts.

3	| P a g e

Investor Call and SEC Filings

Ms. Chia-Lin Simmons, CEO, and Mr. Mark Archer, CFO, will also host a live call today at 4:30 PM (EDT) / 1:30 PM (PDT) to review the results.

To listen to the live webcast, please visit the LogicMark Investor Relations website or use the link: https://edge.media-server.com/mmc/p/74h4k6wc.

Analysts wishing to participate in the live call should register here: https://register-conf.media-server.com/register/BI1e9e6a77e11042d99f0e8da30dafa192.

The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website at https://investors.logicmark.com/

About LogicMark, Inc.

LogicMark, Inc. (OTC: LGMK) delivers advanced personal safety and medical alert solutions for people of all ages, empowering them to live with dignity and independence. With over 45 patents issued or pending, our proprietary Connected Care Platform integrates IoT devices, AI-powered sensors, and machine learning to enable real-time remote patient monitoring, fall detection, and instant caregiver alerts. LogicMark delivers secure, reliable connected-care solutions through the U.S. Department of Veterans Affairs, resellers, business-to-business, consumer channels, and through a U.S. General Services Administration (GSA) Multiple Award Schedule contract, enabling procurement by federal, state, and local governments. Learn more at www.logicmark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to, among other things, the Company’s financial results for the fourth quarter and full year 2025 and related call and webcast, and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the need and availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that a broker will continue to make a market in the Company’s common stock or that trading of the common stock will continue on an over-the-counter market or elsewhere. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may differ materially from those described in this press release as intended, planned, anticipated, believed, estimated, or expected. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances, or assumptions underlying such statements, or otherwise.

Investor Relations Contact

investors@logicmark.com

###

4	| P a g e

LogicMark, Inc

BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND 2024

	As of December 31,	As of December 31,
	2025	2024
Assets
Current Assets
Cash and cash equivalents	$3,567,487	$3,806,915
Investments	5,943,218	-
Accounts receivable, net	5,812	4,355
Inventory	1,400,305	1,048,963
Prepaid expenses and other current assets	681,265	476,672
Total Current Assets	11,598,087	5,336,905

Property and equipment, net	113,929	112,605
Right-of-use assets, net	324,058	48,641
Product development costs, net of amortization of $833,452 and $397,340, respectively	1,257,447	1,384,172
Software development costs, net of amortization of $1,183,765 and $428,803, respectively	2,454,909	2,019,090
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $7,190,101 and $6,428,305, respectively	1,414,466	2,176,262

Total Assets	$20,306,558	$14,221,337

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$563,990	$750,336
Accrued expenses	1,128,424	1,053,301
Deferred revenue	239,916	225,195
Total Current Liabilities	1,932,330	2,028,832
Other long-term liabilities	282,899	-
Total Liabilities	2,215,229	2,028,832

Commitments and Contingencies (Note 9)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 1 share issued and outstanding as of December 31, 2025 and December 31, 2024, respectively, aggregate liquidation preference of $2,000,000 as of December 31, 2025 and December 31, 2024	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 80,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of December 31, 2025 and December 31, 2024, aggregate liquidation preference of $319,000 as of December 31, 2025 and December 31, 2024	319,000	319,000
Series H preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of December 31, 2025 and 310 shares issued and outstanding as of December 31, 2024. Aggregate liquidation preference of $0 and $472,245 as of December 31, 2025 and December 31, 2024, respectively	-	472,245
Series I preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of December 31, 2025 and 310 shares issued and outstanding as of December 31, 2024	-	-
Common stock, par value $0.0001 per share: 800,000,000 shares authorized; 906,059 and 3,198 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	91	-
Additional paid-in capital	132,597,001	118,758,596
Accumulated deficit	(116,632,063)	(109,164,636)

Total Stockholders’ Equity	16,284,029	10,385,205

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$20,306,558	$14,221,337

5	| P a g e

LogicMark, Inc

STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
Revenues	$3,065,348	$2,249,174	$11,425,463	$9,901,987
Costs of goods sold	926,340	756,977	3,794,862	3,285,994
Gross Profit	2,139,008	1,492,197	7,630,601	6,615,993

Operating Expenses
Direct operating cost	356,351	328,044	1,420,813	1,338,758
Advertising cost	111,082	155,555	403,494	557,783
Selling and marketing	948,014	485,361	3,020,660	2,277,698
Research and development	162,324	154,512	617,369	558,621
General and administrative	1,593,739	2,016,614	7,857,086	7,626,124
Other expense	94,627	62,542	169,992	317,313
Depreciation and amortization	542,053	484,082	2,040,479	1,610,427

Total Operating Expenses	3,808,189	3,686,710	15,529,893	14,286,724

Operating Loss	(1,669,181)	(2,194,513)	(7,899,292)	(7,670,731)

Other Income
Interest income	79,867	26,378	397,658	160,664
Other income (expense), net	5,903	(1,523,460)	49,060	(1,483,732)
Total Other Income (Expense), Net	85,771	(1,497,082)	446,718	(1,323,068)

Loss before Income Taxes	(1,583,411)	(3,691,594)	(7,452,574)	(8,993,799)
Income tax expense	14,853	9,946	14,853	9,946
Net Loss	$(1,598,264)	$(3,701,540)	$(7,467,427)	$(9,003,745)
Preferred stock dividends	(75,000)	(75,000)	(300,000)	(300,000)
Net Loss Attributable to Common and Participating Preferred Stockholders	$(1,673,264)	$(3,776,540)	$(7,767,427)	$(9,303,745)

Net Loss Attributable to Common and Participating Preferred Stockholders Per Share - Basic and Diluted	$(1.96)	$(1,349.73)	$(13.06)	$(10,971.40)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	854,087	2,798	594,946	848

6	| P a g e